EXHIBIT 11



       STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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                                                            Year Ended
(In thousands, except per share amounts)          January 29, January 30, February 1,
                                                        1994        1993        1992

Primary


Net earnings                                       $29,324       $34,024      $27,716

Weighted average shares outstanding:
Common shares                                       25,229        24,921       23,740

Common equivalent shares:
Stock options                                          486           762          809

Weighted average common and common
equivalent shares outstanding, as adjusted          25,715        25,683       24,549

Earnings per common and
common equivalent share                              $1.14         $1.32        $1.13


Fully Diluted

Net earnings                                       $29,324       $34,024      $27,716

Weighted average shares outstanding:
Common shares                                       25,287        25,346       24,271

Common equivalent shares:
Stock options                                          504           903        1,225

Weighted average common and common
equivalent shares outstanding, as adjusted          25,791        26,249       25,496


Earnings per common and
common equivalent share                              $1.14         $1.30        $1.09

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